Exhibit 99.1

HL Acquisitions Corp. to Acquire Equity Interests of Chi Energie (Singapore) PTE Ltd.

New York, New York , Dec. 17, 2019 (GLOBE NEWSWIRE) -- HL Acquisitions Corp (Nasdaq: HCCHU, HCCH, HCCHR, HCCHW) (“HL”), a NASDAQ listed company formed for the purposes of entering into a business combination with a focus on the hydrocarbon logistics industry, announced today that it has entered into a definitive agreement to acquire 100% of the equity interests of Chi Energie (Singapore) PTE Ltd. (“Chi”) from Sila Energy Holding. Chi, through a local JV partnership, is developing a modular LNG business to supply the remote power, oil field service and transportation sectors in Oman. Following the consummation of the transaction, Chi will become a wholly owned subsidiary of HL, with Chi’s Founder and CEO, Ajay Khandelwal, who is also a director of HL, becoming HL’s CEO.

Pursuant to the agreement, Chi’s owners will receive 775,000 HL ordinary shares, 3,000,000 newly issued HL Class I warrants with an exercise price of $10.33 and 4,000,000 newly issued HL Class II warrants with an exercise price of $15-both warrant classes will have a three year life.

HL’s Founders have agreed to forfeit 200,000 ordinary shares of HL in exchange for the issuance of 600,000 Class I Warrants.  HL’s Founders will also agree to forfeit an aggregate of up to 579,364 ordinary shares of HL, with the number of shares to be forfeited to be determined based on the amount of cash remaining in HL’s trust account at the close. If no HL shareholders elect to redeem their shares for a pro rata portion of HL’s trust account, at the close Chi’s owners will hold approximately 9% of HL’s issued and outstanding shares.

Commenting on the agreement, HL’s CEO and Chairman Jeffrey Schwarz said, “Chi is the type of company we set out to find when we completed our IPO. With the substantial increase in global liquefaction capacity over the past few years and more on track to come on-stream in the near-term, LNG is now widely available at prices that represent a significant discount to the cost of petroleum derived fuels like diesel and gasoline. Coupled with the extensive environmental benefits of being a cleaner burning fuel, this solidifies the position of LNG as the fuel of choice in the decades ahead as a bridge to a renewables-powered future. The challenge, however, is how to cost-effectively bring LNG to downstream users, in power generation, as well as industrial and commercial applications. Chi, along with its JV partners, have engineered an innovative and highly modular solution to do just that. Its inaugural project in Oman, which we expect will generate significant free cash flow, will serve as a platform upon which to build a major global player in modular LNG logistics and distribution.”

The transaction is expected to be consummated late first quarter/early second quarter of 2020. Consummation of the transaction is conditioned upon, among other items, HL having net cash proceeds at closing (after payment of expenses and redemptions from the HL trust account), including any proceeds of any new equity financings, in excess of $39 million, approval of the transaction by HL’s shareholders, approval of an amendment to the HL Warrant Agreement converting each existing HL public and private warrant into the right to receive 0.1 of an HL ordinary share at the time of the close, as well as HL and Chi agreeing on terms with Chi’s co-investment partner and other customary closing conditions.

Earlier this month, HL mailed a proxy statement for a shareholder meeting to be held on January 2nd, 2020 to extend HL’s period of time to complete its initial business combination to March 2nd, 2020.

For additional information on the transaction, see HL’s Current Report on Form 8-K, which will be filed promptly and which can be obtained on the Securities and Exchange Commission’s website (http://www.sec.gov).

Additional Information and Where to Find It

HL intends to file a proxy statement and other relevant documents with the Securities and Exchange Commission (“SEC”) to be used at its meeting of shareholders to approve the proposed transaction with Chi. The proxy statement will be mailed to shareholders as of a record date to be established for voting on the proposed business combination. INVESTORS AND SECURITY HOLDERS OF HL ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the proxy statement, prospectus and other documents containing important information about HL and Chi once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov.

Participants in the Solicitation

HL and Chi and their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies of HL’s shareholders in connection with the proposed transaction. Investors and security holders may obtain more detailed information regarding the names and interests in the proposed transaction of HL’s directors and officers in HL’s filings with the SEC. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to HL’s shareholders in connection with the proposed business combination will be set forth in the Proxy Statement for the proposed business combination when available. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed business combination will be included in the Proxy Statement that HL intends to file with the SEC.

No Offer or Solicitation

This communication shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Forward looking statements

Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,”  “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside HL’s or Chi’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.